Exhibit 5.2

200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com
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July 15, 2026

Crescent Biopharma, Inc.
300 Fifth Avenue
Waltham, MA 02451

Re:    Registration Statement on Form S-3; pre-funded warrants to purchase up to 525,897 ordinary shares with a par value of US$0.001 per share
To the addressee set forth above:
We have acted as special counsel to Crescent Biopharma, Inc., a Cayman Islands exempted company (the “Company”), in connection with the proposed issuance of up to 9,387,896 ordinary shares (the “Shares”) with a par value of US$0.001 per share of the Company (“Ordinary Shares”), and pre-funded warrants to purchase up to 525,897 Ordinary Shares (the “Warrants”). The Shares and the Warrants are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2026 (Registration No. 333-297199) (as so filed and as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated July 10, 2026 (the “Base Prospectus”), a prospectus supplement dated July 14, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated July 14, 2026 by and between the Company and Jefferies LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Warrants.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the

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applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the Cayman Islands are addressed in the opinion of Walkers (Cayman) LLP, which has been separately provided to you. We express no opinion with respect to those matters herein and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrants have been executed and issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
With your consent, except to the extent we have expressly opined as to such matters with respect to the Company herein, we have assumed (a) that the Warrants have been duly authorized, executed and delivered by the parties thereto, (b) that the Warrants constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and the judicial application of foreign laws or governmental actions affecting creditors’ rights; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies, or judicial relief, (b) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (c) waivers of broadly or vaguely stated rights, (d) covenants not to compete, (e) provisions for exclusivity, election or cumulation of rights or remedies, (f) provisions authorizing or validating conclusive or discretionary determinations, (g) grants of setoff rights, (h) any provision requiring the payment of attorneys’ fees where such

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payment is contrary to law or public policy, (i) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranty obligation to the extent such modification constitutes a novation, (j) proxies, powers and trusts, (k) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property, (l) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, and (m) the severability, if invalid, of provisions to the foregoing effect.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated July 15, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,
/s/ Latham & Watkins LLP